Exhibit 4.3
AMENDMENT TO WARRANT

THIS AMENDMENT TO WARRANT dated as of May 8, 2020 (this “Amendment”) to that certain Warrant, dated as of March 1, 2015, is entered into by and between Livongo Health, Inc., a Delaware corporation (the “Company”), and Cerner Capital, Inc., a Delaware corporation (the “Holder”). When provisions herein apply to both or either the Company or the Holder, they sometimes are referred to as “Parties” or “Party.”

RECITALS

A.The Company and the Holder are parties to that certain Warrant, dated as of March 1, 2015, which was amended pursuant to that Second Amendment to Value Added Reseller Agreement dated May 4, 2017 (the “Warrant”).

B.Holder has the right to purchase 694,723 shares of Common Stock of the Company at $2.28 per share pursuant to the Warrant (which share amount reflects an adjustment resulting from a stock split).

C.Section 14 of the Warrant provides that the Warrant may only be amended upon the prior written consent of the Company and Holder, and the Parties desire to amend the Warrant to permit Holder to exercise the Warrant via a cashless exercise or net exercise method in exchange for the forfeiture by the Company of two Warrant Shares (the “Forfeiture of Company Shares”).

D.Capitalized terms used herein shall have the respective meanings ascribed thereto in the Warrant, as amended by this Amendment, unless herein defined or the context shall otherwise require.

AGREEMENT

NOW, THEREFORE, solely in consideration of the Forfeiture of Company Shares, the Parties hereby agree as follows:

1.Amendment of Form of Notice of Exercise. The form Notice of Exercise described in Section 1(a) and attached as Exhibit B to the Warrant is hereby deleted and replaced with the form of Notice of Exercise attached hereto as Schedule I.

2.Amendment of Section 1 Exercise. Section 1(b) of the Warrant is hereby amended and restated in its entirety as follows:

(b)  Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price may be paid at the Holder’s election either (i) by cash or other immediately available funds, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this Warrant and, if applicable, an amended Warrant representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Holder elects the Net Issuance method, the Company will issue shares of Common Stock in accordance with the following formula:

X=	Y(A-B)
A
Where:
X = the number of shares of Common Stock to be issued to the Holder.
Y = the number of shares of Common Stock requested to be exercised under this Warrant.
A = the fair market value of one (1) share of Common Stock at the time of issuance of such shares of Common Stock.
B = the Exercise Price.

For purposes of the above calculation, the fair market value of one (1) share of Common Stock shall mean:

(i) if the Common Stock is traded on the New York Stock Exchange, NYSE American, any exchange operated by the Nasdaq Stock Market, LLC or any other securities exchange, the fair market value of one (1) share of Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock or the closing price quoted on the securities exchange on which the Common Stock is listed as published in the Wall Street Journal, as applicable, for the ten (10) trading day period ending five (5) trading days prior to the date that the Notice of Exercise from Holder is sent to the Company; or

(ii) if at any time the Common Stock is not listed on any securities exchange, the fair market value of one (1) share of Common Stock shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company (based upon the valuation by the Board of all shares of Common Stock), from authorized but unissued shares, as determined in good faith by its Board of Directors.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an agreement substantially in the form of the Warrant representing the remaining number of shares purchasable hereunder. All other terms and conditions of such agreement shall be identical to those contained herein, including, but not limited to the Date of Issuance in the Warrant.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As additional consideration for this Warrant, Holder agrees to forfeit the fractional portion of any share of Common Stock resulting from the exercise to the Company.

3.Amendment of Section 7. A new subsection (g) as follows is added to the Warrant:

(g)  Removal of Securities Legend. Notwithstanding anything to the contrary contained herein, the legend set forth in Section 7(e) above shall be removed (or shall not be applied in the first instance) and the Company shall, or shall instruct its transfer agent to, issue a certificate without such legend or any other legend to the Holder of such Warrant Shares (i) if such shares are sold or transferred pursuant to an effective registration statement under the Act covering the resale of such shares by the Holder thereof, (ii) if such shares are sold or transferred pursuant to Rule 144 under the Act, (iii) if such shares are eligible for resale without any restrictions under Rule 144 under the Act, or (iv) upon the request of such Holder if such request is accompanied (at such holder’s expense) by a written opinion of counsel reasonably satisfactory to the Company that such legend is not required under the Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission).

4.No Other Amendments; Reservation of Rights; No Waiver. Other than as otherwise expressly provided herein, this Amendment shall not be deemed to operate as an amendment or waiver of, or to prejudice, any right, power, privilege or remedy of any Party under the Warrant, nor shall the entering into of this Amendment preclude any Party from refusing to enter into any further amendments with respect to the Warrant. Other than as to otherwise expressly provided herein, without limiting the generality of the provisions of Section 14 of the Warrant, this Amendment shall not constitute a waiver of compliance with any covenant or other provision in the Warrant or of the occurrence or continuance of any present or future breach thereunder.

5.Complete Agreement. The Warrant, as amended by this Amendment, and all other certificates, documents or instruments executed under the Warrant, as amended by this Amendment, together with the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter of the Warrant, as amended by this Amendment; there are no conditions to this Amendment that are not expressly stated in this Amendment.

6.Amendment. This Amendment may not be amended or modified except in the manner specified for an amendment of or modification to the Warrant in Section 14 of the Warrant.

7.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Amendment, facsimile and .pdf signatures shall be deemed originals for all purposes.

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IN WITNESS WHEREOF the Parties have caused this Amendment to Warrant be executed as of the date set forth above by their duly authorized representatives.

THE COMPANY:

LIVONGO HEALTH, INC.

By:	/s/ Zane Burke
Name:	Zane Burke
Title:	Chief Executive Officer

THE HOLDER:

CERNER CAPITAL, INC.

By:	/s/ Marc G. Naughton
Name:	Marc G. Naughton
Title:	President

Schedule I

NOTICE OF EXERCISE

To: Livongo Health, Inc.
444. N. Michigan Ave, Ste 3400
Chicago, IL 60611
Attn: Glen Tullman
FAX: (312) 268-6334

1.Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Warrant. The undersigned, pursuant to the provisions of the Warrant, hereby elects to exercise the Warrant with respect to shares of Common Stock issuable pursuant to the Warrant. Subject to adjustment after confirmation with the Company, the Holder has calculated the number of Warrant Shares to be _______ shares of Common Stock.

2.Subject to adjustment after confirmation with the Company, the undersigned [CASH PAYMENT: herewith tenders payment for such shares, together with any applicable transfer taxes, in the following amount $_______ payable in full in the form of wire transfer or a certified or official bank check in same-day funds][ NET ISSUANCE: elects pursuant to Section 1(b) of the Warrant to effect a Net Issuance.]

3.Please issue a certificate or certificates representing the shares issuable in respect hereof under the terms of the attached Warrant, as follows:

Cerner Capital, Inc.
(Name of Record Holder)

and deliver such certificate or certificates to the following address:

2800 Rockcreek Parkway, North Kansas City, MO 64117
(Address of Record Holder/Transferee)

(Date)	(Signature)
Name:
Title: